Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated March 8, 2024, relating to the consolidated financial statements of Stronghold Digital Mining, Inc., which is incorporated by reference in such Registration Statement.

We also consent to the reference to us under the captions “Frequently Used Terms,” “The Merger Proposal—Stronghold Unaudited Prospective Financial Information” and “Experts” in such Registration Statement.

/s/ Urish Popeck & Co., LLC

Pittsburgh, Pennsylvania

October 15, 2024